SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GEOMET, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

(set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

GEOMET, INC.

909 Fannin St., Suite 1850

Houston, Texas 77010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 9, 2007

NOTICE is hereby given that the annual meeting of stockholders of GeoMet, Inc. (the “Company”) will be held on 9th day, November, 2007, at 8:00 a.m., local time, in the Metropolitan Room at the Houston Center Club, located at 1100 Caroline St., 1st City Tower Parking Building, 11th Floor, Houston, Texas 77002, for the following purposes:

1.	To elect a Board of Directors for the ensuing year;

2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 17, 2007 are entitled to notice of and to vote at the meeting or any adjournment thereof. A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at the Company’s offices located at 909 Fannin Street, Suite 1850, Houston, Texas, for purposes relating to the annual meeting, during normal business hours for a period of 10 days before the annual meeting.

Whether or not you expect to attend the annual meeting in person, please submit a proxy as soon as possible. In order to submit a proxy, please call the toll-free number listed on the enclosed proxy card, use the Internet as described on the enclosed proxy card, or complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. If you attend the meeting, and if you so choose, you may withdraw your proxy and vote in person.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Company’s 2006 Annual Report on Form 10-K, containing a record of the Company’s activities and audited consolidated financial statements for the year ended December 31, 2006, is also enclosed.

Dated: September 24, 2007.

By Order of the Board of Directors

/s/ Stephen M. Smith
Stephen M. Smith
Secretary

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE OR VOTE BY INTERNET OR BY TELEPHONE. IF YOU DO ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROMPT RETURN OF PROXIES BY MAIL, INTERNET OR TELEPHONE WILL INSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION.

GEOMET, INC.

909 Fannin St., Suite 1850

Houston, Texas 77010

PROXY STATEMENT

For Annual Meeting of Stockholders

To be Held on November 9, 2007

GENERAL

The accompanying proxy is solicited by the Board of Directors (the “Board” or the “Board of Directors”) of GeoMet, Inc. (the “Company” or “GeoMet”) for use at the annual meeting of stockholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. The approximate date on which this proxy statement and the accompanying proxy are first being sent to stockholders is October 1, 2007.

The cost of soliciting proxies will be borne by the Company. The Company may use certain of its officers and employees (who will receive no special compensation therefor) to solicit proxies in person or by telephone, facsimile, telegraph or similar means.

Proxies

Shares represented by valid proxies and not revoked will be voted at the meeting in accordance with the directions given. If no direction is given, such shares will be voted in accordance with the recommendations of our Board unless otherwise indicated. Any stockholder returning a proxy may revoke it at any time before it has been exercised by giving written notice of such revocation to the Secretary of the Company, by filing with the Company a proxy bearing a subsequent date or by voting in person at the meeting.

Voting Procedures and Tabulation

Holders of record of our common stock may vote using one of the following three methods:

By Mail: Stockholders of record may vote by signing, dating and returning the proxy card in the accompanying postage-paid envelope.

By Telephone: Stockholders of record may call the toll-free number on the accompanying proxy card to vote by telephone, in accordance with the instructions set forth on the proxy card and through voice prompts received during the call.

By Internet: By accessing the voting website listed on the accompanying proxy card, stockholders of record may vote through the Internet in accordance with the instructions included on the proxy card and on the voting website.

Proxies submitted by telephone or the Internet are treated in the same manner as if the stockholder had signed, dated and returned the proxy card by mail. Therefore, stockholders of record electing to vote by telephone or the Internet should not return their proxy cards by mail.

The Company will appoint one or more inspectors of election to conduct the voting at the meeting. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each share, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

The inspectors will tabulate the number of votes cast for or withheld as to the vote on each nominee for director and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes, as to the proposal to ratify the appointment of the auditors. A majority of the Common Stock outstanding and entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum. Directors are elected by a plurality of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote thereat. Under Delaware law and the Company’s Certificate of Incorporation and Bylaws, abstentions and broker non-votes will have no effect on voting on the election of directors, provided a quorum is present. The proposal to ratify the appointment of auditors will be approved by a vote of a majority of the holders of shares of Common Stock having voting power present in person or represented by proxy. An abstention with respect to such proposal will therefore effectively count as a vote against such proposal. A broker non-vote or other limited proxy as to the proposal to ratify the auditors will be counted towards a meeting quorum, but such broker non-vote cannot be voted on such proposal and therefore will not be considered a part of the voting power with respect to the proposal. This has the effect of reducing the number of stockholder votes required to approve that proposal.

Voting Securities

The only voting security of the Company outstanding is its Common Stock, par value $0.001 per share. Only the holders of record of Common Stock at the close of business on September 17, 2007, the record date for the meeting, are entitled to notice of, and to vote at, the meeting. On the record date, there were 38,863,626 shares of Common Stock outstanding and entitled to be voted at the meeting. A majority of such shares, present in person or by proxy, is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote.

PROPOSAL ONE

ELECTION OF DIRECTORS

The business and affairs of the Company are managed by the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. The Bylaws of the Company provide for a minimum of one director and a maximum of seven directors. The Board of Directors has fixed at seven the number of directors that will constitute the full Board of Directors at the time of the 2007 annual meeting of stockholders. At the meeting, seven directors will be elected.

Directors are elected by plurality vote, and cumulative voting is not permitted. All duly submitted and unrevoked proxies will be voted for the nominees selected by the Board of Directors, except where authorization to vote is withheld. If any nominee should become unavailable for election, the persons designated as proxies will have full discretion to vote for another person designated by the Board. Directors are elected to serve until the next annual meeting of stockholders and their successors have been elected and qualified.

The nominees of the Board for directors of the Company are named below. Each of the nominees has consented to serve as a director if elected. The table below sets forth certain information with respect to the nominees. All of the nominees are presently directors of the Company. All of the nominees have served continuously as directors since the date of their first election or appointment to the Board.

J. Hord Armstrong, III, age 66, Director since January 2006.	Mr. Armstrong has over 30 years of financial and operational experience in varied industries. Mr. Armstrong has served as Chairman and Chief Executive Officer of Armstrong Land Company, LLC, a private company that owns coal reserves in the United States, since 2006. Mr. Armstrong founded D&K Healthcare Resources, Inc. in 1987, and served as its Chairman and Chief Executive Officer until October 2005. From 1977 to 1987, Mr. Armstrong was with Arch Coal Inc. last serving as its Chief Financial Officer. Mr. Armstrong was First Vice President with White Weld & Company from 1968 to 1977. Mr. Armstrong served for ten years as a member of the Board of Trustees of the St. Louis College of Pharmacy and has served as a director of Jones Pharma Incorporated. Mr. Armstrong formerly served as Chairman of the Board of Trustees of the Pilot Fund, a registered investment company, and also formerly served as a Director of BHA, Inc., based in Kansas City, Missouri. Mr. Armstrong graduated from Williams College in 1963, and attended the New York University School of Business in 1965 and 1966.

James C. Crain, age 59, Director since January 2006.	Mr. Crain has been involved in the energy industry for over 30 years, both as an attorney and as an executive officer. Since 1984, Mr. Crain has held officer positions with Marsh Operating Company, including his current position, President, which he has held since 1989. In addition, since 1997, Mr. Crain has acted as a general partner of Valmora Partners, L.P., which invests in various oil and gas businesses, among other things. Prior to joining Marsh in 1984, Mr. Crain was a Partner in the law firm of Jenkens & Gilchrist. Mr. Crain currently serves on the boards of directors of Crosstex Energy, L.P. and Crosstex Energy, Inc., both of which are publicly traded on the Nasdaq Global Market. Mr. Crain holds a Bachelors degree in Accounting, a Masters of Professional Accounting in Taxation degree and a Juris Doctorate degree, all from the University of Texas.

Stanley L. Graves, age 62, Director since January 2006.	Mr. Graves has over 35 years of experience in the oil and gas business and currently serves as President of Graco Resources, Inc. He served as Chairman of the Board of Graves Service Company, Inc. from 1990 until it was sold in 2006. From 1997 to 2002, Mr. Graves was the President of U.S. Clay, L.P., which mined and processed bentonite. Prior to his time at U.S. Clay, L.P., Mr. Graves served as Vice President—Business Development for Ultimate Abrasive Systems, Inc., as President of Eldridge Gathering System Inc., and as Vice President of Energen Corp., the largest coalbed methane producer in Alabama. Mr. Graves currently serves on the board of directors of CapitalSouth Bancorp, a publicly traded bank holding corporation. Mr. Graves holds a Bachelors degree in Engineering from Auburn University.

Charles D. Haynes, age 67, Director since January 2006.	Dr. Haynes has over 40 years in the energy profession as an academic, researcher, and executive. He retired from The University of Alabama in May 2005, having held faculty and administrative positions since 1991. From 1977 to 1990, he was a senior executive officer and director of Belden & Blake Corporation. He is a licensed professional engineer in Alabama and serves on the Alabama Board of Licensure for Engineers and Land Surveyors, having chaired the Board in 2005 and 2006. He holds Bachelors, Masters, and Doctorate degrees from The University of Alabama, Pennsylvania State University, and the University of Texas, respectively, in mining and petroleum engineering.

W. Howard Keenan, age 56, Director since December 2000.	Mr. Keenan has over 30 years of experience in the financial and energy businesses. Since 1997, he has been a Member of Yorktown Partners LLC, a private equity investment manager focused on the energy industry. From 1975 to 1997, he was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas including the founding of the first Yorktown Fund in 1991. He is or has served as a director of multiple Yorktown portfolio companies. Mr. Keenan holds a Bachelors degree from Harvard College and a Masters of Business Administration from Harvard University.

Philip G. Malone, age 59, Director since April 2005.	Mr. Malone has served as our Senior Vice President—Exploration since January 2006 and has served in executive positions with GeoMet since he participated in founding the company in 1985. Mr. Malone has over 33 years experience as a professional geologist; one year at the Geological Survey of Alabama, ten years at USX Corporation and the remainder at GeoMet. From 1976 to 1985, he was a geologist with USX Corporation and served as chief geologist for the last three years of his tenure with responsibility for supervising exploration and development work related to coal and coalbed methane for USX Southern District. He has authored and co-authored numerous technical papers and is a recognized speaker worldwide on coalbed methane topics. Mr. Malone holds a Bachelors degree in Geology from the University of Alabama.

J. Darby Seré, age 60, Director since December 2000.	Mr. Seré has served as a Director, President and Chief Executive Officer of GeoMet, Inc. since December 2000. Mr. Seré was elected Chairman of the Board in January 2006. Mr. Seré has over 35 years of experience in the oil and gas business, including 17 years as Chief Executive Officer of two publicly held exploration and production companies. Mr. Seré served as President, Chief Executive Officer, and a Director of Bellwether Exploration Company from 1988 to 1999, where he also served as Chairman of the Board from 1997 to 1999, and was a co-founder and President, Chief Executive Officer and Director of Bayou Resources, Inc. from 1982 to 1987. Mr. Seré was Manager of Acquisitions, Vice President–Acquisitions and Engineering and Executive Vice President of Howell Corporation / Howell Petroleum Corporation from 1977 to 1981. Mr. Seré began his career as a staff reservoir engineer for Chevron Oil Co. in 1970. Mr. Seré currently serves as a director of Gateway Energy Corporation, a publicly held gas gathering, transportation and distribution company. Mr. Seré is a registered professional engineer and holds a Bachelors degree in Petroleum Engineering from Louisiana State University and a Masters of Business Administration from Harvard University.

In connection with the Company’s long-standing commitment to conduct its business in compliance with applicable laws and regulations and in accordance with its ethical principles, the Board of Directors has adopted a Corporate Code of Business Conduct and Ethics applicable to all employees, officers, directors, and advisors of the Company. The Code of Business Conduct and Ethics of the Company is available under the “Corporate Governance – Governance Documentation” section of the Company’s website at http://www.geometinc.com, and is incorporated herein by reference.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Based on the recommendation of the Audit Committee, Deloitte & Touche LLP, which has served as the Company’s independent registered public accounting firm since the Company’s inception, has been appointed by the Board of Directors to serve as independent registered public accounting firm of the Company for the year ending December 31, 2007, subject to the ratification of such appointment by the stockholders of the Company. Although it is not required to do so, the Board of Directors is submitting the selection of auditors for ratification in order to obtain the stockholders’ approval of this appointment in light of the critical role played by our independent registered public accounting firm in maintaining the integrity of our financial reporting. The appointment of auditors will be approved by a vote of a majority of the holders of shares of Common Stock having voting power present in person or represented by proxy. If the selection is not ratified, the Board of Directors will reconsider the appointment.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting to respond to appropriate questions from the stockholders and will be given the opportunity to make a statement should they desire to do so.

During the fiscal years ended December 31, 2006 and December 31, 2005, we retained Deloitte & Touche LLP to provide services in the following categories and amounts.

Audit Fees

The aggregate fees paid or to be paid to Deloitte & Touche LLP for the review of the financial statements included in our quarterly reports on Form 10-Q and the audit of financial statements included in the annual report on Form 10-K for the fiscal years ended December 31, 2006 and December 31, 2005 were $320,250 and $133,200 respectively.

Audit-Related Fees

The aggregate fees paid or to be paid to Deloitte & Touche LLP in connection with our preparation of an offering memorandum and our filing of registration statements on Forms S-1 for the fiscal year ended December 31, 2006 and December 31, 2005 were $674,889 and $247,033, respectively.

Tax Fees

The aggregate fees paid or to be paid to Deloitte & Touche LLP for tax services for both the fiscal years ended December 31, 2006 and December 31, 2005 were $58,250 and $24,000, respectively.

All Other Fees

The aggregate fees paid or to be paid to Deloitte & Touche LLP for other services for the fiscal years ended December 31, 2006 and December 31, 2005 were $4,797 and $0, respectively.

Pre-Approval Policies

Under the terms of its charter, our Audit Committee is required to pre-approve all the services provided by, and fees and compensation paid to, the independent registered public accounting firm for both audit and permitted non-audit services. When it is proposed that the independent registered public accounting firm provide additional services for which advance approval is required, the Audit Committee may delegate authority to one or more designated members of the Audit Committee, when appropriate, with the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions are to be presented to the full Audit Committee at its next scheduled meeting. The pre-approval process includes assessing whether the services being provided maintain compliance of auditor independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

Board Independence

The Board has determined that each of the following directors and director nominees is “independent” as defined by Rule 4200(a)(15) of the listing standards of NASDAQ:

J. Hord Armstrong, III

James C. Crain

Stanley L. Graves

Charles D. Haynes

The Board has determined that each of the current members of the Audit Committee, the Nominating, Corporate Governance and Ethics Committee and the Compensation Committees of the Board of Directors is “independent” within the rules set forth in the listing standards of NASDAQ.

The Board has also determined that each of J. Darby Seré, Chairman, President and Chief Executive Officer of the Company, Philip G. Malone, Senior Vice President—Exploration, and W. Howard Keenan, Jr., a current director of the Company, is not “independent” as defined by Rule 4200(a)(15) of the listing standards of NASDAQ. The Board has determined that not all of the current members of the Executive Committee are “independent” within the rules set forth in the listing standards of NASDAQ.

Board Structure and Committee Composition

As of the date of this proxy statement, the Board has seven directors and the following four committees: the Audit Committee, the Compensation Committee, the Nominating, Corporate Governance and Ethics Committee, and the Executive Committee. The membership and function of each committee is described below. Each of the committees, other than the Executive Committee, operates under a written charter adopted by the Board of Directors. A copy of each committee charter is available under the “Corporate Governance – Governance Documentation” section of the Company’s website at http://www.geometinc.com. Printed copies of any of the committee charters my be obtained upon request addressed to our Corporate Secretary, GeoMet, Inc. 909 Fannin St., Suite 1850, Houston, Texas 77010.

During the Company’s fiscal year ended December 31, 2006, the Board of Directors held a total of five meetings. Each director attended at least 75% of the aggregate of such meetings held during the period in which such director served and the meetings held by all committees on which such director served. Directors are encouraged to attend annual meetings of the stockholders of the Company. We did not hold an annual meeting of our stockholders in 2006.

Audit Committee

The current members of the Audit Committee are J. Hord Armstrong, III (Chairman), James C. Crain, and Stanley L. Graves, each of whom meet the independence requirements of the applicable NASDAQ and SEC rules and were members of the Audit Committee during fiscal 2006. The Audit Committee met six times during 2006. The role of the Audit Committee is to review, with the Company’s auditors, the scope of the audit procedures to be applied in the conduct of the annual audit as well as the results of the annual audit. The Audit Committee works closely with management as well as the Company’s independent registered public accounting firm. A complete description of the Audit Committee’s responsibilities is available under the “Corporate Governance – Governance Documentation” section of the Company’s website at http://www.geometinc.com. The Audit Committee Charter is attached as Annex A.

The Board has determined that J. Hord Armstrong, III is the “audit committee financial expert” of the Board of the Company, as defined in the rules established by NASDAQ and the SEC.

Compensation Committee

The current members of the Compensation Committee are Charles D. Haynes (Chairman), James C. Crain, and Stanley L. Graves, each of whom meet the independence requirements of the applicable NASDAQ and SEC rules and were members of the Compensation Committee during fiscal 2006. The Compensation Committee met four times during 2006. The role of the Compensation Committee is to review the performance of officers, including those officers who are also members of the Board, and to set their compensation. The Compensation Committee also supervises and administers the Company’s stock option plans and all other compensation and benefit policies, practices and plans of the Company.

Nominating, Corporate Governance and Ethics Committee

The current members of the Nominating, Corporate Governance and Ethics Committee are J. Hord Armstrong, III (Chairman), Stanley L. Graves, and Charles D. Haynes, each of whom meet the independence requirements of the applicable NASDAQ and SEC rules and were members of the Nominating, Corporate Governance and Ethics Committee during fiscal 2006. The Nominating, Corporate Governance and Ethics Committee did not have a meeting during 2006. The Nominating, Corporate Governance and Ethics Committee assists the Board by identifying individuals qualified to become Board members, advises the Board concerning Board membership, leads the Board in an annual review, and recommends director nominees to the Board.

Executive Committee

The Board established an Executive Committee by a resolution adopted by the entire Board during 2006. The present members of the Executive Committee are J. Darby Seré, James C. Crain, and W. Howard Keenan, Jr. The Executive Committee has the authority during the intervals between the meetings of the Board, to exercise all the powers of the Board in the management of the business and affairs of the Company, except for matters relating to amending the certificate of incorporation of the Company, adopting an agreement of merger or consolidation, recommending to the stockholders of the Company the sale, lease or exchange of all or substantially all of the Company’s property or assets, recommending to the stockholders the dissolution of the Company or a revocation of a dissolution of the Company, amending, altering or repealing the Company’s bylaws or adopting new bylaws, or otherwise acting in events specified by the Delaware General Corporation Law that call for Board action. The Executive Committee held one meeting during 2006.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating, Corporate Governance and Ethics Committee is to consider properly submitted nominations for candidates for membership on the Board, as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating, Corporate Governance and Ethics Committee shall address the membership criteria adopted by the Board as described below in “Director Qualifications.” Any stockholder director nomination proposed for consideration by the Nominating, Corporate Governance and Ethics Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Nominating, Corporate Governance and Ethics Committee

c/o Corporate Secretary

GeoMet, Inc.

909 Fannin St., Suite 1850

Houston, Texas 77010

Director Qualifications

The Board has adopted criteria that apply to nominees recommended by the Nominating, Corporate Governance and Ethics Committee for a position on the Company’s Board. Among the qualifications provided by the criteria, members should be of the highest ethical character and share the values of the Company. Directors should have reputations consistent with the image and reputation of the Company and should be highly accomplished in their respective fields, possessing superior credentials and recognition. Directors should also be active or former senior executive officers of public or significant private companies or leaders in various industries, including the oil and gas industry. Directors should also have the ability to exercise sound business judgment.

Identifying and Evaluating Nominees for Directors

The Nominating, Corporate Governance and Ethics Committee utilizes a variety of methods for identifying and evaluating nominees for director. Upon the need to add a new director or fill a vacancy on the Board, the Nominating, Corporate Governance and Ethics Committee will consider prospective candidates. Candidates for director may come to the attention of the Nominating, Corporate Governance and Ethics Committee through current Board members, professional search firms, stockholders, or other persons as provided by the Charter of the Nominating, Corporate Governance and Ethics Committee. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder nominations for candidates to the Board. Following verification of stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating, Corporate Governance and Ethics Committee along with the other recommendations. In evaluating such nominations, the Nominating, Corporate Governance and Ethics Committee shall address the membership criteria adopted by the Board as described above in “Director Qualifications,” which seeks to achieve a balance of knowledge, experience, and expertise on the Board. All new director nominees and directors standing for re-election will be evaluated without regard to race, sex, age, religion or physical disability.

Stockholder Communications with the Board

The Board provides a process for stockholders of the Company to send written communications to the entire Board. Stockholders of the Company may send written communications to the Board c/o Corporate Secretary, GeoMet, Inc., 909 Fannin St., Suite 1850, Houston, Texas 77010. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board on a periodic basis.

Report of the Audit Committee

To the Stockholders of GeoMet, Inc.:

The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial reporting process including the Company’s system of internal controls, and the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes.

It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company and may not represent themselves to be or to serve as accountants or auditors by profession or experts in the fields of accounting or auditing. As a result, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Company’s Annual Report referred to below, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended. The Audit Committee has also discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures and letter received from the independent registered public accounting firm as required by the Independence Standards Board Standard No. 1, and has discussed the independent accountant’s independence and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held six meetings during fiscal year 2006.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE

J. Hord Armstrong III, Chairman James C. Crain Stanley L. Graves

The above report of the Audit Committee and the information disclosed above related to Audit Committee independence under the heading “Board Independence” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Exchange Act or under the Securities Act of 1933 (the “Securities Act”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS

AND EXECUTIVE OFFICERS

The following table sets forth, as of September 1, 2007, the beneficial ownership of Common Stock of the Company (the only equity securities of the Company presently outstanding) by (i) each director and nominee for director of the Company, (ii) the named executive officers listed in the Summary Compensation Table elsewhere in this proxy statement, (iii) all directors and executive officers of the Company as a group and (iv) each person who was known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock.

Unless otherwise indicated in the footnotes to this table each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name and Address of Beneficial Owner	Number of Shares(1)		Percent of Class(2)
Yorktown Energy Partners IV, L.P. 410 Park Avenue New York, New York 10022	16,202,696		41.7%
W. Howard Keenan, Jr. 410 Park Avenue New York, New York 10022	16,202,696	(3)	41.7%
J. Darby Seré 909 Fannin, Suite 1850 Houston, Texas 77010	1,431,563	(4)	3.6%
William C. Rankin 909 Fannin, Suite 1850 Houston, Texas 77010	1,198,744	(5)	3.0%
Philip G. Malone 5336 Stadium Trace Parkway Suite 206 Birmingham, Alabama 35244	890,005	(6)	2.3%
Brett S. Camp 5336 Stadium Trace Parkway Suite 206 Birmingham, Alabama 35244	890,005	(7)	2.3%
J. Hord Armstrong, III 909 Fannin, Suite 1850 Houston, Texas 77010	12,000	(8)	*
James C. Crain 909 Fannin, Suite 1850 Houston, Texas 77010	8,000	(9)	*
Stanley L. Graves 909 Fannin, Suite 1850 Houston, Texas 77010	8,000	(10)	*
Charles D. Haynes 909 Fannin, Suite 1850 Houston, Texas 77010	2,100	(11)	*
All executive officers and directors as a group (nine persons)	20,639,113		51.7%

*	Less than 0.1%.

(1)	Unless otherwise indicated, all shares of stock are held directly with sole voting and investment power. Securities not outstanding, but included in the beneficial ownership of each such person are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing percentage of the class owned by any other person. The total number includes shares issued and outstanding as of September 1, 2007, plus shares which the owner shown above has the right to acquire within 60 days after the date of this proxy statement.

(2)	For purposes of calculating the percent of the class outstanding held by each owner shown above with a right to acquire additional shares, the total number of shares excludes the shares which all other persons have the right to acquire within 60 days after the date of this proxy statement, pursuant to the exercise of outstanding stock options and warrants.

(3)	Represents shares of common stock owned by Yorktown Energy Partners IV, L.P. W. Howard Keenan, Jr. is a member and a manager of the general partner of Yorktown Energy Partners IV, L.P. and may be deemed to beneficially own the shares held by that entity.

(4)	Includes options to purchase up to 488,074 shares of common stock, which are exercisable within 60 days from the date of this proxy statement, 102,736 shares of common stock that are held in a charitable family foundation of which Mr. Seré shares dispositive power and voting control, 391,891 shares of common stock that are held in an investment limited partnership under the control of Mr. Seré and for which he holds voting control and dispositive power, and 641 shares that are held by a corporation that Mr. Seré controls and for which he holds voting control and dispositive power.

(5)	Includes options to purchase up to 564,584 shares of common stock, which are exercisable within 60 days from the date of this proxy statement, and 333,900 shares of common stock that are held in an investment limited partnership under the control of Mr. Rankin, and for which he holds voting and dispositive power.

(6)	Includes options to purchase up to 2,637 shares of common stock, which are exercisable within 60 days from the date of this proxy statement, and 443,684 shares of common stock held by the spouse of Philip G. Malone.

(7)	Includes options to purchase up to 2,637 shares of common stock, which are exercisable within 60 days from the date of this proxy statement, and 443,684 shares of common stock held by the spouse of Brett S. Camp.

(8)	Includes 1,500 shares that are held in a family trust of which Mr. Crain is the trustee and has dispositive power and voting control and options to purchase up to 2,000 shares of common stock, which are exercisable within 60 days from the date of this proxy statement.

(9)	Includes options to purchase up to 2,000 shares of common stock, which are exercisable within 60 days from the date of this proxy statement.

(10)	Includes options to purchase up to 2,000 shares of common stock, which are exercisable within 60 days from the date of this proxy statement.

(11)	Includes 100 shares held by Mr. Haynes’ spouse and options to purchase up to 2,000 shares of common stock, which are exercisable within 60 days from the date of this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion of executive compensation contains descriptions of various employment-related agreements and employee benefit plans. These descriptions are qualified in their entirety by reference to the full text of the referenced agreements and plans, which have been filed by us as exhibits to our reports on Forms 10-K, 10-Q and 8-K filed with the U.S. Securities and Exchange Commission.

Introduction

The following discussion provides an overview of the compensation committee of our Board of Directors, the background and objectives of our compensation programs for our senior management, and the material elements of the compensation of each of the executive officers identified in the following table, whom we refer to as our named executive officers:

Name	Title
J. Darby Seré	President, Chief Executive Officer and Chairman of the Board (our principal executive officer)

William C. Rankin	Executive Vice President and Chief Financial Officer (our principal financial officer)

Philip G. Malone	Senior Vice President—Exploration and Director

Brett S. Camp	Senior Vice President—Operations

Compensation Committee

The Compensation Committee of our Board of Directors has overall responsibility for the approval, evaluation and oversight of all of our compensation plans, policies and programs. The primary purpose of the Compensation Committee is to assist the Board of Directors in fulfilling its responsibilities relating to the compensation of our named executive officers and directors. The primary responsibilities of the Compensation Committee include, among other things, (i) annually reviewing and making recommendations to our Board of Directors regarding our general compensation policies with respect to named executive officers and directors, (ii) annually reviewing and approving the corporate goals and objectives relevant to the compensation of executive officers, evaluating such officers’ performance in light of these goals, and recommending to the Board compensation levels based on these evaluations, and (iii) producing a committee report on executive compensation as required by the SEC to be included or incorporated by reference in our proxy statement or other applicable SEC filings.

Our Board appoints our Compensation Committee members and Chair, and these appointees continue to be members until their successors are elected and qualified or until their earlier resignation or removal. Any member of our Compensation Committee may be removed, with or without cause, by our Board. Our Board of Directors appoints members to the Compensation Committee considering criteria such as experience in compensation matters, familiarity with our management and other key personnel, understanding of public company compensation issues, time availability necessary to fulfill committee responsibilities and independence and other regulatory requirements. No member of our Compensation Committee participates in any of our employee compensation programs, and our Board has determined that none of our Compensation Committee members has any material business relationship with us. The members of the Compensation Committee are Charles D. Haynes, James C. Crain, and Stanley L. Graves, all of whom are independent directors in accordance with the NASDAQ Marketplace Rules. The Compensation Committee may form and delegate authority to subcommittees whenever it deems appropriate.

The Compensation Committee on occasion meets with our Chief Executive Officer and other executives to obtain recommendations with respect to our compensation programs, practices and packages for executives, other employees and directors. Although management makes recommendations to the Compensation Committee on executive compensation, the Compensation Committee is not bound to and does not always accept management’s recommendations. The Compensation Committee also seeks input from an independent compensation consultant prior to making any final determinations. Our Chief Executive Officer attends some of the Compensation Committee meetings, but the Committee also regularly holds executive sessions not attended by members of management or non-independent directors.

The Compensation Committee’s function is more fully described in its charter, which the Compensation Committee and the Board of Directors reviewed and amended on March 13, 2007. The Compensation Committee will continue to review and assess the adequacy of the charter and recommends any proposed changes to the Board for approval on an annual basis. A copy of the charter is available on the Company’s website at www.geometinc.com under the “Corporate Governance” section. The Compensation Committee works with our Chief Executive Officer to establish an agenda for each meeting of the Compensation Committee and to prepare meeting materials. Our Chief Executive Officer, outside corporate counsel, and other members of our management and outside advisors may be invited to attend all or a portion of a Compensation Committee meeting depending on the nature of the matters to be discussed. Only members of the Compensation Committee vote on items before the Committee; however, the Compensation Committee and Board of Directors often solicit the advice of our Chief Executive Officer on compensation matters, including as they relate to the compensation of other senior management, including the other named executive officers.

Our Compensation Committee may retain, at our expense, independent compensation consultants that the Committee deems advisable to assist it in executive compensation matters. The Compensation Committee meets with the compensation consultants, with and outside of the presence of our management, to review findings and recommendations regarding executive compensation and considers those findings and recommendations in determining and making adjustments to our executive compensation program. For the year ended December 31, 2006, the Compensation Committee retained the services of an independent outside compensation consultant, Compass Consulting and Benefits, Inc. (formerly known as Apogee, a division of Compass Insurance Agency, Inc.)(“Compass Consulting”), to assist it in fulfilling its responsibilities as assigned by the Chair of the Committee. The Compensation Committee relied upon Compass Consulting for, among other matters, information regarding compensation trends in the oil and gas exploration and production industry, relative compensation for similarly situated executive officers, the payment of certain incentive awards to our executive officers, as well as the design of employee retention programs.

The Compensation Committee held four meetings during 2006, including regular meetings and special meetings.

Objectives of Compensation Programs

Compensation Philosophy

To ensure that our executive compensation program is competitive, our Compensation Committee works with its compensation consultant, Compass Consulting, to evaluate and compare certain elements of total compensation against a peer group of similar publicly traded oil and gas exploration and production companies (“Compensation Peer Group”). Our Compensation Peer Group consists of larger and smaller companies that have a total market capitalization of less than $1 billion against which we believe we compete for talent and for stockholder investment, considering relative size, scope and nature of operations, activity level and personnel. The companies comprising our Compensation Peer Group in 2006, prior to any industry consolidation and activity in 2006, were: Brigham Petroleum Company, Carrizo Oil & Gas, Inc., Clayton Williams Energy, Inc., Edge Petroleum Corporation, FX Energy, Inc., Gasco Energy, Inc., McMoRan Exploration Co., The Meridian Resource Corporation, NGAS Resources, Inc., Parallel Petroleum Corporation, Petroquest Energy, Inc., Quest Resource Corporation, and Warren Resources, Inc.

Our compensation programs are designed with the philosophy of attracting and retaining highly skilled executive officers and aligning the interests of these officers with our interests and those of our stockholders. The goals of our compensation program are to (i) pay our employees for the value of their contributions, recognizing differences in individual performance through the various components of total compensation, (ii) provide total compensation that is flexible enough to respond to changing market conditions and that also aligns compensation levels with sustained performance compared to industry benchmarks, and (iii) provide total compensation that will attract, motivate and retain persons of high quality and support a long-standing internal culture of loyalty and dedication to our interests. The Compensation Committee is charged with setting compensation for our executive officers at a level that will achieve these goals. The Compensation Committee determines the compensation by analyzing competitive benchmarks in comparison with our Compensation Peer Group to attract and retain the personnel the Committee believes will be best suited to achieve the performance benchmarks set by the Compensation Committee. Compensation for each executive officer is determined by the Compensation Committee by evaluating such officer’s performance, our performance, and the officer’s impact on our performance. Based upon these evaluations, the Compensation Committee determines the compensation for each of its executive officers that is consistent with its specific goals and overall compensation philosophy.

Compensation Policies

The Compensation Committee is responsible for reviewing and making recommendations regarding our compensation policies with respect to our executive officers and directors. Prior to our becoming a public company in July 2006 and following discussions with our legal and financial advisors, we implemented these policies to achieve the goals established by the Compensation Committee for compensating our executive officers. The Compensation Committee reviews the policies on an annual basis to determine if the compensation the Committee approves for our executive officers is effective in motivating our officers to perform their responsibilities to achieve our operational objectives.

Elements of Compensation

The principal elements of our executive compensation program are base salary, annual cash incentive bonuses, and long-term equity incentives in the form of stock options and restricted stock grants and post-termination severance (under certain circumstances), as well as other benefits and perquisites, consisting of life and health insurance benefits, a qualified 401(k) savings plan, and membership fees, club dues and assessments at a downtown Houston luncheon club for our Chief Executive Officer and Chief Financial Officer.

Base salary

We review base salaries for our Chief Executive Officer and other executives annually to determine if a change is appropriate. In reviewing base salaries, we consider several factors, including a comparison to base salaries paid for comparable positions in our Compensation Peer Group, the relationship among base salaries paid within our company and individual experience and contributions. Our intent is to fix base salaries at levels that we believe are consistent with our program design objectives, including the ability to attract, motivate and retain individuals in a competitive environment.

Base salaries for our named executive officers in 2006 were as follows:

Name	Amount of Base Salary Increase for 2006	2006 Base Salary
J. Darby Seré	$44,400	$300,000
William C. Rankin	$28,200	$240,000
Philip G. Malone	$75,840	$195,000
Brett S. Camp	$33,820	$195,000

The increases in base salaries for 2006 were primarily awarded in contemplation of us becoming a public company in July 2006. Effective as of January 1, 2007, the Compensation Committee increased the base salaries 5% after reviewing the base salaries of our Compensation Peer Group.

Annual cash incentives

Annual cash incentive compensation is intended to focus and reward individuals on measures identified as having a positive impact on our annual business results. For 2006, the following factors were utilized by the Compensation Committee, with input from our independent compensation consultant, to determine annual cash incentives:

•	annual production;

•	year-end proved reserve quantities;

•

annual EBITDA, as adjusted (which is defined as earnings before interest, taxes, and depreciation, depletion and amortization and excluding any non-cash components of EBITDA such as unrealized mark-to-market gains or losses on hedging activities); and

•	three-year finding and development costs.

Each of these performance measures carries a 25% weight in determining the total bonus amount. The annual bonus amount determined by achievement of the targets of these performance measures will range from a minimum of 25% of each such officer’s bonus target percentage of annual base salary compensation to a maximum of 175% of such target percentage. The bonus target percentages of annual base salary compensation for our Chief Executive Officer, our Chief Financial Officer and our two senior vice presidents are 60%, 50%, 40%, and 40%, respectively. Our Chief Executive Officer may recommend that any or all of the individual bonuses (except his own), as so determined be adjusted by an absolute 25% of the bonus target percentage of annual base salary compensation based on subjective individual performance factors. The Compensation Committee may make further adjustments to increase or decrease individual bonuses based on subjective performance factors.

The annual cash incentives awarded to the named executive officers for fiscal year 2006 performance are included in the Summary Compensation Table and are discussed in further detail below.

The table reflects awards for 2006 performance that were paid during March 2007. Footnote 1 to the Summary Compensation Table also includes disclosure of awards for 2005 performance that were paid during 2006.

Our actual 2006 results as compared to the pre-established financial, production and proved reserves performance objectives set in regard to the 2006 bonuses for which the named executive officers were eligible yielded a bonus for each officer that was 56.25% of their respective bonus targets. Given the considerable and unique contributions of each officer to the completion of our initial public offering and the financial and operational achievements in our first year as a public company, the Compensation Committee believed it appropriate to consider discretionary adjustments to the bonuses earned through performance on the pre-established objectives. In regard to our Chief Executive Officer, the Compensation Committee discussed in detail his performance and, specifically his achievements that led to our transition from a private to a publicly traded company, his strategic leadership that led to increased capital expenditures for project development, and the execution of firm transportation agreements with pipeline carriers. In consideration of these contributions, the Compensation Committee approved an upward adjustment in our Chief Executive Officer’s 2006 cash incentive amounting to 25% of his bonus target, resulting in a total bonus of 81.25% of his target.

Further, our Chief Executive Officer recommended and the Compensation Committee approved upward adjustments of 25% of bonus targets (resulting in a total bonus of 81.25% of each of their respective targets) for our named executive officers other than himself, based upon his evaluation of their contributions to our achievements for the year ended December 31, 2006.

Our Chief Financial Officer’s cash incentive was adjusted in consideration of the completion of our equity offerings in 2006, his leadership in developing a staff that, in a brief period of time, successfully handled the increased workload and complexity of public company reporting requirements and compliance, the development of a successful hedging program that has put us in a position to meet the current uncertainties in the natural gas price environment, and the negotiation of an option to acquire Shamrock Energy LLC and the subsequent closing of that acquisition.

The cash incentive of our Senior Vice President of Operations was adjusted to reflect his oversight of the installation of pipeline facilities under duress of a lawsuit, his contributions to the securing of long-term pipeline capacity for our gas sales from the Gurnee field in the Cahaba Basin, and his contributions to our roadshows and investor meetings during 2006.

The cash incentive of our Senior Vice President of Exploration was adjusted to reflect his accomplishments in identifying prospects with future development potential, his work on the development of new completion techniques that have the potential to increase initial production rates and shorten time for wells to reach peak production, and his contributions to our roadshows and investor meetings during 2006.

Long-term incentives

Long-term incentives comprise a significant portion of a senior executive’s compensation package. Long-term incentives are consistent with our objective of providing an “at-risk” component of compensation. Our 2006 Long-Term Incentive Plan (the “2006 Plan”), under which 2,000,000 shares of our common stock have been reserved for awards to be granted, was approved by our board of directors and stockholders in April 2006. The purposes of the 2006 Plan is to are to attract and retain employees and independent directors, further align their interests with stockholder interests, and closely link compensation with our performance. The 2006 Plan provides an essential component of the total compensation package, reflecting the importance that we place on aligning the interests of employees and independent directors with those of our stockholders. We believe that our officers, independent directors, and technical and professional employees who have an investment in us are more likely to meet and exceed performance goals. We believe that the various equity-based incentive compensation vehicles provided for under the 2006 Plan, which may include stock options, restricted and unrestricted stock, performance awards and other incentive awards, are needed to maintain and promote our competitive ability to attract, retain and motivate officers, independent directors, and technical and professional employees.

Under the 2006 Plan to date, our Compensation Committee has granted incentive stock options, non-qualified options, restricted stock awards. Grants of incentive and non-qualified stock options represent the right to purchase shares of our common stock in the future at a price equal to the fair market value of shares of our common stock on the date of grant and upon such terms and conditions specified by our Compensation Committee that are consistent with the 2006 Plan. Restricted stock awards represent shares of our common stock that are subject to such restrictions, terms, and conditions as may be specified by the Compensation Committee that are consistent with the 2006 Plan.

The Compensation Committee approves the total stock options and restricted stock that will be made available, as well as the size of individual awards for our named executive officers and other key employees. All awards are made in accordance with the 2006 Plan and our internal policies, which set forth the timing of awards and the procedures for making awards. The amounts awarded may vary from year to year and are based on certain factors, including our performance, the analysis of Compensation Peer Group data, annual base salary compensation and the value of the awards. We determine the value of stock options using the Black-Scholes methodology and base the value of restricted stock upon the fair market value of the stock on the date of the award. Previous awards, whether vested or unvested, and input from Compass Consulting may be considered by the Compensation Committee in establishing a current year’s awards.

For the year ended December 31, 2006, the Compensation Committee approved long-term incentive awards to our six senior officers, including our named executive officers, awards of incentive stock options to 35 of our key employees, one of whom also received an award of restricted stock, and awards of non-qualified stock options to our four independent directors. Based upon a study of our Compensation Peer Group prepared by and in consultation with Compass Consulting, the Compensation Committee set the value of the 2006 long-term incentives awarded to our Chief Executive Officer, our Chief Financial Officer, our two senior vice presidents, and our two other senior officers at 100%, 70%, 50% each, and 40% each, respectively, of their annual base salary compensation. The Compensation Committee determined that the 2006 long-term incentive awards to our six senior officers, including the four named executive officers, would be allocated as follows: (i) 40% as incentive stock options, (ii) 40% as non-qualified stock options, and (iii) the remaining 20% of the long-term incentive awards as shares of restricted stock.

The awards of incentive stock options to our senior officers and key employees vest ratably on an annual basis over a three-year period and have a term of seven years. The grants of non-qualified stock options and restricted stock granted to our senior officers (collectively, “Performance Awards”) also vest ratably in three tranches, but vesting is based upon reaching three progressively higher targets (“Performance Targets”) of three performance measures, rather than vesting upon the passage of time. The Compensation Committee adopted Performance Targets for the following three performance measures: (i) our production volumes for the trailing 12 months, (ii) our net income for the trailing 12 months, and (iii) our estimated quantities of proved reserves at the end of any fiscal quarter. The first tranche of Performance Awards vests upon our Compensation Committee determining, in its sole discretion, that we have achieved at least two of the first three Performance Targets. Each subsequent tranche of Performance Awards vests upon our Compensation Committee determining that we have achieved at least two of the three Performance Targets for that tranche and all three of the Performance Targets for the prior tranche. Vested non-qualified stock options that are not exercised and Performance Awards that have not vested will terminate and be forfeited seven years after the date of award. In March 2007, our Compensation Committee reviewed our 2006 performance measures and determined that we had not achieved the Performance Targets necessary for the first tranche of Performance Awards to vest.

Retirement benefits

We do not maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to employees are currently provided principally through a tax-qualified profit sharing and 401(k) plan (our “Savings Plan”), in which eligible salaried employees may participate, including our senior management and the named executive officers. Pursuant to the Savings Plan, employees may elect to reduce their current annual compensation by up to 50%, up to the statutorily prescribed limit of $15,500 in calendar year 2007, and have the amount of any reduction contributed to the Savings Plan. We match 50% of each employee’s contributions to the Savings Plan, up to a maximum of 3% of the employee’s annual compensation. Our Savings Plan is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code, so that contributions by us or our employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by us when made. Executives participate in the Savings Plan on the same basis as other employees.

The Savings Plan does not provide our employees the option to invest directly in our securities. The Savings Plan offers in-service withdrawals in the form of after-tax account distributions and age 59.5 distributions. We believe that the Savings Plan supports the objectives of our compensation structure, including the ability to attract and retain senior and experienced mid- to late-career executives for critical positions within our organization.

Perquisites

During 2006, our Chief Executive Officer and Chief Financial Officer received the membership fees, club dues and assessments for a downtown Houston luncheon club. Our use of perquisites as an element of compensation is limited and is based on historical practices. We do not view perquisites as a significant element of our compensation structure. The compensation committee annually reviews the perquisites provided to determine if they are appropriate and if any adjustments are warranted. Total perquisites provided in 2006 were less than $10,000 for all of our named executive officers combined.

Corporate Change Arrangements

We have adopted corporate change arrangements for our executive officers and all of our other employees. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored corporate change of us. We believe that these arrangements align our executive officer interests with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interests of stockholders without undue concern over whether the transactions may jeopardize the continued employment of our executive officers and other employees.

All of our corporate change arrangements include provisions regarding the severance package that our employees and executive officers may be entitled to if they are terminated within one year after a corporate change. A corporate change means:

•	our dissolution or liquidation;

•

a reorganization, merger or consolidation of us with one or more corporations, other than a merger or consolidation effecting a reincorporation of us in another state or any other merger or consolidation in which the stockholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to our stockholders and their proportionate interests immediately prior to the merger or consolidation;

•	the sale of all or substantially all of our assets; or

•	the occurrence of a change in control, which will be deemed to have occurred if:

•

individuals who constituted our Board immediately prior to a control transaction cease to constitute a majority of our Board (or of the board of directors of any successor company or to a company that has acquired substantially all of our assets) within two years of (i) any tender offer for or acquisition of our capital stock pursuant to which any person entity or group directly or indirectly acquires beneficial ownership of 20% or more of our shares of capital stock, (ii) any reorganization, merger or consolidation of us with one or more corporations, (iii) any contested election of members to our Board of Directors, or (iv) any combination of the foregoing, any one of which results in a change in voting power sufficient to elect a majority of the Board, other than by reason of an increase in the size of the membership of the applicable board of directors that is approved by at least a majority of the individuals who were members of our Board immediately prior to such control transaction; or

•

any entity, person or group acquired shares of our stock in a transaction or series of transactions that result in such entity, person or group directly or indirectly beneficially owning more than 50% or more of the outstanding shares of our common stock.

We believe that these corporate change events are an accurate depiction of circumstances that could reasonably be expected to result in a material change in the leadership and direction of the Company, creating uncertainties among employees and executive officers in such areas as the continuity of management, continued employment opportunities, and our ability to execute existing programs.

Under the corporate change arrangements for our named executive officers, if a named executive officer is terminated for any reason (other than for cause, disability or death) within one year after a corporate change, then we will pay or provide the following to that named executive officer:

•	a cash amount equal to 78 weeks of base salary; and

•

the payment or reimbursement for the COBRA premiums incurred for the medical and dental benefits for the executive and eligible dependents for a period of 18 months following an involuntary termination.

On March 13, 2007, our Board approved the Executive Officer Severance Plan, which became effective as of January 29, 2007, and amendments to the employment agreements of our Chief Executive Officer and Chief Financial Officer, which provide for the arrangements described above. Additionally on March 13, 2007, we adopted a Severance Plan for all of our employees that provides, in the event of an involuntary termination of the employee within one year of a corporate change, a cash amount to be paid to the terminated employee equal to (i) two weeks of base pay for each full year or portion thereof of the employee’s period of continuous employment with us, (ii) one week of base pay for each year or portion thereof by which the employee’s age is over 40, and (iii) one week of base pay for each $15,000 of the employee’s base pay immediately prior to the date on which the corporate change occurs; provided, however, that the total amount payable to such employee shall not exceed an amount equal to 52 weeks of base pay or be less than 12 weeks of base pay. Additionally, all terminated employees will be provided COBRA premiums for a period of months equal to the number of weeks of base pay included in the employee’s cash payment divided by a factor of 4.3, subject to a minimum of six months’ COBRA premiums. We have entered into retention bonus agreements with certain of our key employees to encourage the employees to remain with us in the event of a pending or threatened corporate change of us and to encourage the employee’s full attention and dedication to us.

Elements of post-termination compensation

We provide, in accordance with the terms of their respective employment agreements, additional compensation to our Chief Executive Officer and Chief Financial Officer upon a termination of any such officer’s employment other than “for cause.” In the event of such termination, the terminated officer is to receive 1.5 times his annual base salary plus his base salary, reimbursable expenses and vacation accrued but unpaid through his termination date. In addition, such terminated officer shall also receive payment or reimbursement for any COBRA premiums paid or incurred by the officer for COBRA continuation coverage for himself and his eligible dependents for a period of 18 months following the end of the month of his termination. We believe that these payments are reasonable in that they provide a standard form of post-employment compensation to such officers to compensate such officers for the premature termination of their employment.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and senior executives. These agreements provide for us to, among other things, indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such person under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and are in addition to any other rights such person may have under our Certificate of Incorporation, Bylaws and applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced executives and independent, non-management directors.

Tax deductibility

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to our Chief Executive Officer and our other named executive officers unless certain specific and detailed criteria are satisfied. Qualifying performance-based compensation is not subject to the deduction limit if Internal Revenue Code requirements are met. We believe that stock options granted under our long-term incentive plans would qualify as performance-based compensation. While such stock options vest over a specified period of time contingent upon the option holder’s continued employment with the Company, such stock options only have value if our performance results in a stock price higher than the price on the date of grant. In addition, we believe that restricted stock awards would qualify as performance-based compensation. We believe that it is often desirable and in our best interests to deduct compensation payable to our executive officers. However, we also believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code. In this regard, we consider the anticipated tax treatment to our company and our executive officers in the review and establishment of compensation programs and payments; however, we may from time to time pay compensation to our executives that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans.

Although equity awards may be deductible for tax purposes by us, the accounting rules pursuant to FAS 123(R) require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Conclusion

We believe the compensation that we have provided to each of our named executive officers is reasonable and appropriate to facilitate the achievement of our operational objectives. The compensation programs and policies that we and our Compensation Committee have designed effectively incentivize our named executive officers on both a short-term and long-term basis to perform at a level necessary to achieve these objectives. The various elements of compensation combine to align the interests of our named executive officers with ours and those of our stockholders in order to maximize stockholder wealth.

Summary Compensation Table for 2006

The table below sets forth information regarding 2006 compensation for our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen-sation Earnings ($)(1)	Change in Pension Value and Nonqual- ified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(4)	Total ($)
J. Darby Seré Chairman, President and CEO	2006	$300,000	$45,000	$14,051	$56,564	$101,250	—	$22,472	$539,337
William C. Rankin Executive Vice President and Chief Financial Officer	2006	$240,000	$30,000	$7,875	$31,679	$67,500	—	$26,008	$403,062
Philip G. Malone Senior Vice President, Exploration	2006	$195,000	$19,500	$3,954	$15,913	$43,875	—	$6,958	$285,200
Brett S. Camp Senior Vice President, Operations	2006	$195,000	$19,500	$3,954	$15,913	$43,875	—	$6,777	$285,200

(1)	Represents bonuses based upon 2006 performance that were paid during March 2007, which consisted of a bonus of 56.25% of the named executive officer’s bonus target percentage of annual base salary based on the pre-established financial, production and proved reserves performance objectives for 2006 under non-equity incentives established by our Compensation Committee, and an additional cash bonus equal to 25% of the named executive officer’s bonus target percentage of annual base salary that the Compensation Committee awarded at its sole discretion based upon the Committee’s evaluation of the officer’s contributions to us in 2006. For details regarding the payment of 2006 performance bonuses, see “Elements of Compensation—Annual cash incentives” above. During March 2006, bonuses were paid to the named executive officers for 2005 performance. The total non-equity incentive plan compensation earnings and bonuses paid during 2006 for 2005 performance were as follows: Mr. Seré $102,240, Mr. Rankin $84,720, Mr. Malone $36,940 and Mr. Camp $49,966.

(2)	Represents grant date fair value as determined in accordance with FAS 123R. Please see the discussion of the assumptions made in the valuation of these awards in footnote 13 to the financial statements for the year ended December 31, 2006, which were included in our annual report on Form 10-K.

(3)	Please see the discussion of the assumptions made in the valuation of these awards in the financial statements for the year ended December 31, 2006, which were included in our annual report on Form 10-K. We adopted the fair value recognition provisions of SFAS No. 123(R) effective January 1, 2005. Under the SFAS No. 123(R), we recorded compensation expense in our Audited Consolidated Financial Statements for the year ended December 31, 2006 with respect to the awards included in this table. See “Note 1 Summary of Significant Accounting Policies” for further discussion of the accounting treatment for these options.

(4)	All other compensation paid to Messrs. Seré and Rankin consists of matching 50% of their respective 401(k) plan contributions, parking fees, club dues for a downtown Houston luncheon club, and paid vacation. For Messrs. Malone and Camp, all other compensation consists only of matching 50% of their respective 401(k) plan contributions.

Grants of Plan-Based Awards in 2006

The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2006.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Thresh old ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Darby Seré	April 2006	$45,000	$180,000	$315,000	—	—	—	4,614	48,681	$13.00	$301,440
William C. Rankin	April 2006	$30,000	$120,000	$210,000	—	—	—	2,586	27,264	$13.00	$168,847
Philip G. Malone	April 2006	$19,500	$78,000	$136,500	—	—	—	1,500	15,822	$13.00	$97,977
Brett S. Camp	April 2006	$19,500	$78,000	$136,500	—	—	—	1,500	15,822	$13.00	$97,977

Outstanding Equity Awards at December 31, 2006

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2006.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)		Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable (1)
J. Darby Seré	53,320 106,660 213,320 106,660	— — — —	— — — —	$ $ $ $	2.50 2.50 2.50 2.50	December 2010 May 2013 September 2013 April 2014	— — — —	— — — —	4,614	$47,986
		24,399	24,342		$13.00	April 2013	—	—
William C. Rankin	186,680 93,340 186,680 93,340	— — — —	— — — —	$ $ $ $	2.50 2.50 2.50 2.50	December 2010 May 2013 September 2013 April 2014	— — — —	— — — —	2,586	$26,894
		13,632	13,632		$13.00	April 2013	—	—
Philip G. Malone	—	7,911	7,911		$13.00	April 2013	—	—	1,500	$15,600
Brett S. Camp	—	7,911	7,911		$13.00	April 2013	—	—	1,500	$15,600

(1)	Represents incentive stock options, and in Mr. Seré’s case, 1,263 non-qualified stock options, that vest ratably over a three-year period.

(2)	Represents non-qualified stock options that vest in three tranches upon the achievement of certain performance targets by the Company.

Option Exercises and Stock Vested

The following table summarizes stock option exercises by our named executive officers in 2006.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Darby Seré	160,000	$1,534,400	—	—
William C. Rankin	—	—	—	—
Philip G. Malone	—	—	—	—
Brett S. Camp	—	—	—	—

2006 Director Compensation

The following table sets forth certain information concerning the compensation earned in 2006 by our non-employee directors who served in 2006.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
J. Hord Armstrong, III	$47,100	—	$9,920	—	—	—	$57,020
James C. Crain	$36,300	—	$9,920	—	—	—	$46,220
Stanley L. Graves	$36,100	—	$9,920	—	—	—	$46,020
Charles D. Haynes	$36,500	—	$9,920	—	—	—	$46,420
W. Howard Keenan, Jr.(3)	—	—	—	—	—	—	—

(1)	Reflects fees paid or earned by our independent directors in 2006. Each independent, non-employee director earned the following: an annual retainer of $20,000, a grant of non-qualified stock options to purchase 2,000 shares of our common stock, and $1,500 for each board meeting and $1,000 for each committee meeting, if attended in person, or a fee of $200 per hour if attended by phone. Mr. Armstrong received $10,000 as compensation for serving as the Chair of the Audit Committee and $5,000 as compensation for serving as the Chair of the Nominating, Corporate Governance and Ethics Committee. Mr. Haynes received an additional $5,000 for serving as Chair of the Compensation Committee. All directors are reimbursed for reasonable expenses incurred in their service on our board of directors. In March 2007, after reviewing a study of peer company compensation practices prepared by Compass Consulting that revealed that the value of the annual grant of non-qualified stock options was significantly below market for independent directors of public companies and noting that the Board was considering strategic alternatives, which could potentially affect the value of any stock options granted to our directors, the Board voted to change the method of compensating our independent directors for 2007 by eliminating the grant of non-qualified stock options to our independent directors in 2007 and to increase the annual retainer from $20,000 to $60,000.

(2)	Reflects the compensation expense recognized in our financial statements for the 2006 fiscal year for nonqualified stock options granted to our independent, non-employee directors in 2006. Compensation expense was computed in accordance with SFAS 123(R).

(3)	Mr. Keenan does not receive any compensation for serving as a director. Mr. Keenan is a member and a manager of the general partner of Yorktown Energy Partners IV, L.P., our controlling stockholder, and may be deemed to beneficially own the shares held by Yorktown and is not deemed to be “independent” under under the current rules of the listing standards of NASDAQ and SEC rules and regulations.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed entirely of directors who are not our current or former employees, each of whom meets the applicable definition of “independent” under the current rules of the listing standards of NASDAQ and SEC rules and regulations. None of the members of the Compensation Committee during fiscal 2006 (i) had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of related party transactions, or (ii) was an executive officer of a company of which any one of our executive officers is a director. The Compensation Committee is responsible for establishing and administering our executive compensation policies. Members of our Compensation Committee do not have any interlocks with other companies.

Compensation Committee Report

The following report of the Compensation Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this proxy statement, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), and the information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee has reviewed and discussed with GeoMet’s management the Compensation Discussion & Analysis contained in this proxy statement. Based on these discussions, and the Committee’s review of the Compensation Discussion & Analysis contained in this proxy statement, the Compensation Committee recommended to the board of directors the inclusion of the Compensation Discussion & Analysis in this proxy statement.

Compensation Committee

Charles D. Haynes, Chairman
James C. Crain
Stanley L. Graves

Certain Relationships and Related Party Transactions

On April 14, 2005, the merger date of our majority-owned subsidiary with and into GeoMet, we issued to each minority interest owner and holder of incentive stock options of our majority-owned subsidiary an option to purchase shares of our common stock at the per share exchange value of $7.64 (the “non-dilution option”). Within 30 days of issuance, the holder of the non-dilution option could exercise the option to purchase shares of our common stock with cash or a loan from us, up to a certain amount of our shares of common stock to prevent any dilution that resulted from the merger. Notes issued to purchase any stock are full recourse, earn interest at an annual rate of 6%, and mature on the earlier of April 14, 2009 or 60 days after the holder ceases to be an employee or the occurrence of a “Triggering Transaction” as defined in the non-dilution option agreement. The option holders exercised non-dilution options to purchase 1,456,660 shares of our common stock. The option holders financed the exercise of these options using approximately $10.9 million in notes and $0.2 million in cash. Certain of our executive officers and members of their families held approximately $4.5 million of these notes. All of the loans to our executive officers and their family members were repaid in full with interest upon the closing of our private equity offering in January 2006, as were all but $400,000 of the loans to others.

On December 8, 2000, GeoMet was formed through the issuance of 7.2 million shares of common stock for $18 million in cash to Yorktown Energy Partners IV, L.P., our controlling stockholder, which is a partnership managed by Yorktown Partners LLC and organized in 1999 to make direct investments in the energy industry on behalf of certain institutional investors, and 800,000 shares of common stock to certain of our executive officers for $400,000 in cash and notes receivable in the amount of $1.6 million under the terms of an agreement between us, Yorktown, and such executive officers. The notes were issued only to certain executive officers, were full recourse, and accrued interest at an annual rate of 5.87% and were to become due and payable on April 14, 2009, or earlier upon certain circumstances. These loans to our executive officers were repaid with interest upon the closing of our private equity offering in January 2006. W. Howard Keenan, Jr., one of our directors, is a member and a manager of the general partner of Yorktown Energy Partners IV, L.P. and may be deemed to beneficially own the shares held by Yorktown.

In 2003, we increased the authorized common stock by 8,000,000 shares and issued 4,000,000 and 8,000,000 shares of common stock on May 19 and September 22, respectively at $2.50 per share, to the existing stockholders in proportion to their original ownership, for cash of $27.3 million and notes receivable of $2.7 million. On April 27, 2004, we issued 4,000,000 shares of common stock at $2.50 per share, to our existing stockholders in proportion to their original ownership, for cash of $9.1 million and notes receivable of $0.9. The notes were issued only to certain executive officers, were full recourse and accrued interest at an annual rate of 5.87% and were to become due and payable on April 14, 2009, or earlier upon certain circumstances. In connection with the closing of our private equity offering in January 2006, all of these loans were repaid in full with interest.

On July 21, 2003, we loaned Mr. Rankin, our Chief Financial Officer, $250,000 to provide liquidity so that Mr. Rankin could retain ownership of his shares of common stock. The note was full recourse and accrued interest at an annual rate of 5.87% and was to become due and payable on April 14, 2009, or earlier upon certain circumstances. The loan was repaid in full with interest upon the closing of our private equity offering in January 2006.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

It is contemplated that the 2008 annual meeting of Stockholders of the Company will take place during the first half of May 2008. Stockholder proposals for inclusion in the Company’s proxy materials for the 2008 annual meeting of Stockholders must be received by the Company at its offices in Houston, Texas, addressed to the Secretary of the Company, on or before January 31, 2008; provided, that if the 2008 annual meeting of Stockholders is changed by more than 30 days from the presently contemplated date, then proposals must be received a reasonable time in advance of the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our officers, directors and persons who own more than 10% of any class of our securities registered under Section 12(g) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports furnished to us during the fiscal year ended December 31, 2006, we believe that all persons subject to the reporting requirements pursuant to Section 16(a) complied with all applicable reporting requirements, except in the following instances: (i) on November 17, 2006, a late Form 3 was filed to disclose that Frank C. Turner, II, our controller and principal accounting officer, and, therefore deemed an “executive officer” for Section 16(a) purposes only, held shares of common stock and stock options at the time we became registered under the

Exchange Act; (ii) on November 17, 2006, amended Form 3 reports were filed to disclose the grant of stock options to our non-employee directors and directors not affiliated with Yorktown Energy Partners IV (consisting of Messrs. Armstrong, Crain, Graves and Haynes), which grant occurred prior to our initial public offering upon the individuals being named as directors; (iii) on November 17, 2006, amended Form 3 reports were filed to disclose that Messrs. Camp and Malone held shares of restricted stock that vest upon us achieving certain performance targets; and (iv) on February 14, 2007, Form 5 reports were filed to disclose shares of our common stock that Messrs. Armstrong, Crain, Graves, and Haynes purchased in our initial public offering on July 28, 2006.

ANNUAL REPORT

The Company has provided without charge to each person whose proxy is solicited hereby a copy of the 2006 Annual Report of the Company, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (including the audited consolidated financial statements) filed with the SEC. Additional copies of the Annual Report may be obtained without charge upon written request to the Company, GeoMet, Inc., 909 Fannin St., Suite 1850, Houston, Texas, 77010, Attention: Corporate Secretary.

OTHER BUSINESS

At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If, however, any other matters are properly brought before the 2007 Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote such proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Stephen M. Smith
Stephen M. Smith,
Secretary

ANNEX A

GEOMET, INC.

AUDIT COMMITTEE CHARTER

This Audit Committee Charter adopted by the Board shall be effective February 8, 2006, and may be amended from time to time at the discretion of the Board.

Purpose

The Audit Committee (“the Committee”) is established to assist the Board of Directors (the “Board”) of GeoMet, Inc. (“the Company”), in fulfilling its responsibilities for monitoring (i) the integrity of the quarterly and annual financial and accounting information to be provided to the stockholders and the Securities and Exchange Commission (“SEC”); (ii) the system of internal controls that management has established; (iii) the Company’s independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit functions and its independent auditor; and (v) the Company’s compliance with legal and regulatory requirements governing the preparation and reporting of financial information.

Committee Membership

The Committee will be comprised of three or more directors, as determined by the Board, each of whom will be independent in accordance with applicable law, including SEC and NASDAQ National Market (“NASDAQ”) rules. All of the members of the Committee will be able to read and understand financial statements at the time of their appointments and at least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board will elect one of the members of the Committee to be the Committee Chair. It is understood that the Board has complete discretion in electing and removing members of the Committee.

Meetings

The Committee will meet at least four times annually in conjunction with the completion of the Company’s quarterly and annual financial statements and as many additional times as the Committee deems necessary. Meetings may be held either in person or telephonically. Content of the agenda for each meeting should be submitted and approved by the Committee Chair prior to the meeting. The Committee may meet in separate executive sessions with the chief financial officer and independent auditor at other times when considered appropriate.

Attendance and Quorum Requirements

Committee members will be expected to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent auditor be present at Committee meetings. A quorum for conducting a Committee meeting shall exist with the presence of at least 66 2/3% of the elected members in attendance either in person or telephonically.

Voting

Business matters and requests presented to the Committee for consideration shall be deemed approved with the consent of at least 66 2/3% of members present. Matters failing to achieve 66 2/3% consent shall be considered declined by the Committee.

Authority

The Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to stockholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including the resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Committee shall determine the permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor. The independent auditor shall report directly to the Committee.

The Committee shall have the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. All employees shall be directed to cooperate with respect thereto as requested by members of the Committee. The Committee shall have the authority, to the extent it deems necessary or appropriate to the performance of its duties, to engage and determine funding for, independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor and to any advisors employed by the Committee. The Committee may also delegate authority to one or more designated members of the Committee, including the authority to pre-approve all auditing and permitted non-audit services, providing that such decisions are presented to the full Committee at its next scheduled meeting.

Specific Duties

In carrying out its oversight responsibilities, the Committee will:

Review of Documents and Reports

1.	At the completion of the annual audit, review with management and the independent auditor the following:

-	The annual financial statements and related footnotes and financial information to be included in the Company’s annual report to stockholders on Form 10-K including: (i) the selection and disclosure of all critical accounting policies and practices used; (ii) any management certifications related thereto; and (iii) any certification, report, opinion or review rendered by the independent auditor.

-	Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

-	Significant developments in accounting guidelines, policies and procedures including any changes in generally accepted accounting principles which may impact the Company’s accounting policies or financial results.

-	Other communications as required to be communicated by the independent auditor by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent auditor concerning their judgment about the quality of the Company’s accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management’s representation concerning audit adjustments.

If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company’s annual report on Form 10-K.

2.	After preparation by management and review by the independent auditor, approve the report required under SEC rules to be included in the Company’s annual proxy statement. The Audit Committee Charter is to be published as an appendix to the proxy statement every three years.

3.	Review with the Company’s management and the independent auditor prior to filing the Company’s interim financial information, earnings press release and the financial information contained in the Company’s quarterly reports on Form 10-Q, including: (i) the selection, application and disclosure of the critical accounting policies and practices used; and (ii) any management certifications related thereto. The Committee Chair may represent the Committee for purposes of review.

4.	Review with the Company’s management and the independent auditor all significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent auditor their judgments about the quality, not just the acceptability, of the Company’s accounting principles used in financial reporting.

5.	Review any reports submitted by the independent auditor, including a report, if prepared, relating to: (i) all critical accounting policies and practices used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

6.	Review disclosures made by the Chief Executive Officer and Chief Financial Officer of the Company during the Forms 10-K and 10-Q certification process about significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

7.	Generally, as part of the review of the annual financial statements, receive an oral report(s), at least annually, from legal counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

Control Processes

8.	Review with the Company’s management and the independent auditor the Company’s accounting and financial reporting controls. Obtain annually in writing from the independent auditor their letter as to the adequacy of such controls.

9.

Require that the independent auditor will advise management and the Committee, through its Chair, of any matters identified through the procedures followed for interim quarterly financial statements that may adversely affect the quality or the acceptability of the quarterly financial reports. This notification as required under standards for communication with Audit Committees regarding the effect on quality of significant events, transactions, and changes in accounting estimates, is to be made prior to the related press release or, if not practicable, prior to filing Form 10-Q with the SEC.

10.	Meet with management and the independent auditor to discuss any relevant significant recommendations that the independent auditor may have, particularly those characterized as “material” or “serious”. Typically, such recommendations will be presented by the independent auditor in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent auditor and receive follow-up reports on action taken concerning the aforementioned recommendations.

11.	Discuss with the independent auditor the quality of the Company’s financial and accounting personnel. Also elicit the comments of management regarding the responsiveness of the independent auditor to the Company’s needs.

Internal Audit

12.	Review with the Company’s management the annual internal audit plan; any significant findings during the year and management’s responses thereto; and the effectiveness and adequacy of the internal audit function.

13.	Review with the Company’s management and the independent auditor significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent auditor and whether there have been any disagreements with management which if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company’s financial statements.

External Audit

The Committee will:

14.	Pre-approve in accordance with applicable law (including SEC and NASDAQ rules) all audit and permissible non-audit services provided to the Company by the independent auditor. The Committee may delegate this responsibility to one or more members of the Committee.

15.	Review the scope and general extent of the independent auditor’s annual audit. The Committee’s review should include an explanation from the independent auditor of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent auditor should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures.

16.	At least annually, obtain and review a report by the independent auditor describing: (i) the independent auditor’s internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review, or peer review, of the registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent accounting firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Company (to assess the independent auditor’s independence).

17.	Inquire as to the independence of the independent auditor and obtain from the independent auditor, at least annually, a formal written statement delineating all relationships and services between the independent auditor and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee.

18.	Actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and take, or recommend that the full Board take, appropriate action to oversee the independence of the independent auditor.

19.	Review any reports submitted to the Committee by the independent auditor.

Compliance

20.	As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee related rules of the NASDAQ, Statements on Auditing Standards and other accounting, legal and regulatory provisions.

21.	Review with management and the independent auditor the methods used to establish and monitor the Company’s policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.

22.	Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters in compliance with applicable law, including SEC rules.

23.	Review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standard of conduct, as required by the Code of Business Conduct and Ethics adopted by the Board and any other policies of the Company governing the integrity and conduct of management which the Board determines should be overseen by the Committee. This Code of Business Conduct and Ethics will be applicable to all directors, officers and employees and shall be made publicly available in accordance with SEC and NASDAQ rules.

Other Responsibilities

24.	Make reports and recommendations to the Board on matters within the scope of the Committee’s functions.

25.	Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable SEC and NASDAQ audit committee requirements.

26.	Should the Company receive an audit opinion that contains a going concern qualification, the Committee will assure that the Company makes a timely public announcement through the public news media disclosing the receipt of such qualification and provides the text of the public announcement to the appropriate NASDAQ department in accordance with NASDAQ rules.

27.	Review and approve, where appropriate, all related-party transaction as are required to be disclosed pursuant to SEC Regulation S-K, Item 404.

28.	Engage independent counsel and other advisors, as the Committee deems necessary or appropriate to carry out its duties, with funding provided by the Company.

29.	Perform other activities related to this charter as requested by the Board.

Limitation of Audit Committee’s Role

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These are responsibilities of management and the independent auditor.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by GeoMet, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to GeoMet, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: GEOMT1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

GEOMET, INC.

The Company’s Board of Directors recommends a vote FOR proposal 1, with no exceptions.

1. Election of Directors:

01) J. Hord Armstrong, III 02) James C. Crain 03) Stanley L. Graves 04) Charles D. Haynes

05) W. Howard Keenan, Jr. 06) Philip G. Malone 07) J. Darby Seré

For Withhold For All

All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Company’s Board of Directors recommends a vote FOR proposal 2.

2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor:

3. In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

For Against Abstain

Please sign this proxy as your name(s) appear(s) hereon. Joint owners should both sign. If signed as attorney, executor, guardian or in some other representative capacity, or as officer of a corporation, please indicate your capacity or title.

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

I hereby revoke any proxy or proxies previously given to represent or vote the shares of common stock of the Company that I am entitled to vote, and I ratify and confirm all actions that the proxies, their substitutes, or any of them, may lawfully take in accordance with the terms of this proxy card.

Please indicate if you plan to attend this meeting.

Yes No

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Your vote is important. Thank you for voting.

(Complete and mail the proxy card only if you do not vote by phone or internet.) Proxy Card must be signed and dated on the reverse side.

\*/ Please fold and detach card at perforation before mailing. \*/

GEOMET, INC.

This Proxy Is Solicited On Behalf Of The Board Of Directors

I have received the Notice of Annual Meeting of Stockholders to be held on November 9, 2007, and a Proxy Statement furnished by the Board of Directors of GeoMet, Inc. (the “Company”) for the Meeting. I appoint J. Darby Seré and William C. Rankin, and each of them, as proxies with power of substitution in each, to represent me and to vote all the shares of common stock of the Company that I am entitled to vote at the Annual Meeting on November 9, 2007 in the manner shown on this form as to the matters listed on the reverse side and in their discretion on any other matters that come before the meeting.

IF THIS PROXY IS SIGNED AND RETURNED, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT IF YOU DO NOT SPECIFY HOW THE PROXY SHOULD BE VOTED, IT WILL BE VOTED “FOR” PROPOSAL 1 (WITH NO EXCEPTIONS) AND “FOR” PROPOSAL 2.

(Continued and to be signed on reverse side)